Exhibit 99.8

Business Description

Ascend Acquisition Corp (“Ascend”) was formed on December 5, 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Ascend’s registration statement for its initial public offering was declared effective on May 11, 2006 and the offering closed on May 22, 2006, generating net proceeds of approximately $38.5 million. On November 13, 2007 Ascend filed a proxy and registration statement under Form S-4 regarding its planned merger with e.PAK Resources (S) Pte Ltd. (“ePAK” or “the Company”), a privately held, full-service supplier of semiconductor transfer and handling products. Upon completion of the transaction the resulting public company will be domiciled in Bermuda and renamed ePAK International Ltd.

❖ Investment Highlights

Leading Full Service Supplier of Semiconductor Transfer and Handling Products—ePAK is a value-added supplier of mission critical semiconductor transfer and handling products and solutions to over 500 customers worldwide, including blue chip customers such as Toshiba, Texas Instruments and Seagate. No one customer accounts for more than 10% of ePAK’s annual sales.

Accelerating Revenue and Earnings Growth—ePAK has a solid track record of growth. Over the last five years, revenues grew at a compound annual growth rate (“CAGR”) of 30% to $36.1 million for the year ended December 31, 2006. Net income grew from $0.1 million in 2005 to $2.2 million in 2006.

Consistent Market Growth with Low Volatility—Demand for ePAK’s consumable semiconductor handling and transfer products is driven by unit demand for semiconductor integrated circuits (“IC”) and silicon wafers, both of which have demonstrated consistent year-over-year historical growth based on data from VLSI Research. This is in contrast to the semiconductor capital equipment market, where demand is driven by capital spending and subject to large swings related to overall semiconductor manufacturing capacity.

Centrally-located PRC Operations—ePAK’s low cost, large scale manufacturing center in Shenzhen, China is located in close proximity to the fastest growing semiconductor and electronics regions in the world including China, Japan, Korea, Taiwan, the Philippines, Malaysia, Singapore and Thailand. This allows ePAK to maintain short supply lines to its customers, and provides ePAK with a key service advantage.

Experienced Management Team—ePAK was founded by a team of semiconductor industry veterans in 1999. The core management team, led by Chief Executive Officer Steve Dezso, along with 75 senior manufacturing and sales executives, has successfully worked together in this industry for over 15 years in China and around the world.

Multiple Opportunities for Large Scale Growth—Based on strong demand for its precision engineered products and services, ePAK has recently tripled its production capacity space. ePAK is also leveraging its technical expertise to develop a number of new products, including consumables for high density disk drives and high purity silicon handling products. The Company is continually evaluating strategic acquisitions to expand and complement its existing operations within the $40.7 billion global semiconductor materials market.

❖ The Market Opportunity

The global semiconductor materials market is expected to reach $40.7 billion in 2007, up from $36.6 billion in 2006, based on data from Semiconductor Equipment and Materials International. Historically, semiconductor demand was largely driven by demand for computers and computing applications, but the proliferation of telecommunications, wireless and broadband communications, consumer electronics and other applications has provided a broad and diverse driver for market growth.

Because demand for over 90% of ePAK’s semiconductor handling products is driven by unit volumes of ICs and semiconductor wafers, it is not subject to the volatility inherent in the semiconductor capital equipment market. Data from VLSI Research shows that unit volume for ICs and silicon wafers grew at CAGRs of 10% and 8%, respectively, from 1986 through 2006, with only two years of decline. Because 90% of ePAK’s products are single-use consumables, the Company has a recurring revenue stream in a market with relatively consistent year-over-year growth.

❖ Corporate Overview

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. ePAK’s product areas include front-end wafer handling, back-end IC transport, and end-system sub-assembly handling. The Company’s products are sold globally to top tier customers including semiconductor companies, system OEMs, and IC assembly and test operations. The Company’s low-cost, large-scale (600,000 square foot) manufacturing operations in Shenzhen, the People’s Republic of China (“PRC”), are centrally located to the semiconductor industry. ePAK’s executive offices are located in Austin, Texas and the Company maintains nine sales and applications engineering offices and a distribution network encompassing 40 warehouses worldwide.

Products—ePAK provides its customers with a combination of highly engineered customized products, value added services, delivery logistics, and customer service which enhance its customers’ manufacturing yields and operational efficiencies. ePAK’s products fall into the following categories: “front-end”, “back-end”, or “end system.”

•

Front-end Products—ePAK’s front-end products are used in the transport and handling of raw silicon and work-in-process wafers at raw wafer manufacturers and semiconductor wafer fabs. In 2005 ePAK entered the high margin wafer handling market. This is now the fastest growing segment of ePAK’s business with the largest incremental contribution to the Company’s financial performance carrying margins in the 50%-60% range. ePAK offers a wide range of front-end products to protect and transport raw wafers, handle in-process wafers within semiconductor fab operations, and store finished wafers prior to their transfer to back-end operations. Products include wafer carriers, process cassettes, mini-environments, grip rings and flex frames.

•

Back-end Products—ePAK’s back-end products are used to transport finished wafers to the IC manufacturing operations, protect ICs during assembly and test operations, transport ICs to SMT operations around the world, and interface with automated manufacturing systems throughout these processes. ePAK’s back-end products include wafer cassettes, trays, tape and reel and tubes. ePAK’s popular eLX wafer canisters transport semiconductor wafers from wafer fab operations to back-end assembly and test facilities and feature a proprietary protective interleaf placed between wafers. The canisters can be used in conjunction with the Company’s ePAD cushioning system, which enhances yields by reducing bond pad corrosion and organic contaminants. Shipping and handling trays are used in the final processing steps of finished ICs. ePAK’s trays are made from a wide range of materials that are customized to its clients’ electrostatic discharge, dimensional and thermal requirements. ePAK also offers vacuum formed trays, die trays and automation trays. ePAK’s tape and reel products and IC shipping tubes are used for the safe handling and transport of ICs from back-end operations to electronic assembly operations worldwide.

•

End System Products—ePAK’s end-system products are used to protect and enhance customer manufacturing yields during the automated assembly processes for electronic systems. ePAK offers a variety of products for the automated assembly of electronics end-systems including disk drives for computer and consumer applications, imaging products, and solar arrays.

❖ Innovative Solutions

•

Design Solutions—ePAK’s global applications and engineering team is highly experienced in semiconductor and electronic component manufacturing processes and extremely knowledgeable regarding the manufacturing challenges faced by its customers. ePAK leverages its expertise in materials, manufacturing, tooling and automation to design products that improve yield and uniquely address its customers’ production and engineering challenges. This process often results in the development of innovative and proprietary products that ePAK can offer to other customers. ePAK currently has 21 issued patents and 34 patents filed.

•

Service Solutions—Because its broad customer base penetrates all areas of the semiconductor industry supply chain, ePAK has insight into current and forecasted product segment demand. Therefore, the Company is able to offer its customers forecasting and planning services for the materials they purchase from ePAK. The Company also offers flexible inventory services including JIT delivery, consignment and vendor managed inventory solutions that meet each customer’s operating requirements. Each of these services strengthens ePAK’s relationships with its customers and erects significant barriers to competitors.

Business Model Builds Brand Equity—Semiconductor and electronics manufacturers value suppliers who are able to comprehensively meet their materials protection and handling needs. As a result, the Company positions itself as a premium, value-added supplier. ePAK’s marketing strategy is to win new customers for a specific engineered handling solution, which creates demand pull for complementary products as the customer benefits from the Company’s service, design and production capabilities. Most customers expand their relationship with ePAK to complementary products and frequently specify ePAK products to their own suppliers and customers. As a result, ePAK is building brand equity at a rapidly accelerating pace.

Centrally-located Manufacturing—ePAK’s manufacturing center in Shenzhen, China has over 1,500 employees, including over 100 English-speaking engineering and technical staff. In addition to the cost advantages associated with operating in Southern China, the facility is located close to one of the largest ports in the world and central to the fastest growing markets of the semiconductor universe, allowing for short supply lines and quick response to customer demands.

The facility holds ISO9001:2000 and ISO14001 certifications and performs precision injection molding, extrusion, vacuum forming, submicron cleaning, assembly, and materials compounding. ePAK’s extensive cleanroom operations provide high quality precision cleaning services with critical contamination control of particles as small as 0.2 micron.

The ePAK Advantage—The market for ePAK’s products and services is highly fragmented with no competitors offering the broad range of products ePAK provides. ePAK’s short supply lines, dedication to product quality, and design and engineering support set it apart from the competition. Because the cost of ePAK’s products is very low relative to the value of what customers are processing and transporting, key customer concerns are on-time delivery, service, and a high level of precision engineering to ensure mechanical and physical protection while elevating manufacturing yields. ePAK’s intellectual assets and experience combine to form key competitive advantages which rivals cannot easily duplicate without years of effort and extraordinary expenditures.

Blue Chip Customers—ePAK has over 500 customers, none of which exceeds 10% of revenue. Customers include blue chip manufacturers of semiconductor wafers, ICs and electronic components, in addition to electronic system producers.

❖ Growth Strategy

ePAK’s multi-pronged growth strategy includes increasing capacity, a layered approach to growing revenues by introducing new consumable products, targeting complementary market segments and executing on targeted acquisitions.

Increase Capacity to Accelerate Growth—ePAK recently completed an expansion that tripled manufacturing space, increased capacity and enhanced operational efficiency. The Company plans to make additional investments to take advantage of the growth opportunities currently available in the market. ePAK has very favorable organic growth metrics; historically, every $1.00 of capital expenditures generates $2.00 of sustainable annual revenue and $0.80 of gross profit.

New Products—ePAK is constantly introducing new products and services to meet the unique demands of its customers. Currently, the Company is developing high purity silicon handling, high density disk drive products and other customer driven solutions.

New Markets—In recent years, many industries outside of semiconductors have experienced a significant increase in demand for high performance, precision engineered products incorporating design automation features. ePAK is currently developing solutions for new markets in the liquid crystal display, data storage, solar cell, printed circuit board, and optics industries.

Acquisition Candidates—Given the highly fragmented nature of the semiconductor materials industry, there are many opportunities for ePAK to make strategic acquisitions that complement its existing operations. There are targets, well known to ePAK, that have inefficient business models and would benefit greatly from ePAK’s proprietary systems, capabilities and experienced management team. Such targets would expand ePAK’s customer base, expand or complement ePAK’s current product offerings, and would be easily integrated into ePAK’s existing business.

❖ Management

Don K. Rice, Chairman and Chief Executive Officer—Ascend Acquisition Corporation. Mr. Rice was a co-founder of Ascend Acquisition Corporation, a blank check company with an objective to acquire or merge with a successful operating business with significant growth potential. He has been a managing partner of RSTW Partners since 1989. RSTW Partners is a privately held firm that, through limited partnerships, invests primarily in the subordinated debt of middle market companies located throughout the United States. Mr. Rice has been responsible for overseeing the investment and management of ~$1 billion in ~80 private companies. From 1984 to 1988, Mr. Rice held various positions, including President and Chief Executive Officer of First Texas Merchant Banking Group, a firm which specialized in providing subordinated debt financing. Previously, he was a Vice President at PruCapital (Prudential Insurance Company). Mr. Rice received a B.B.A. and M.B.A. from the University of Texas.

Steve Dezso, Chief Executive Officer—ePAK—Mr. Dezso has been ePAK’s President, Chief Executive Officer and a director since ePAK was formed in 1999. Prior to joining the Company, Mr. Dezso was Vice President of Peak International Limited, where he was responsible for North American operations, and in other capacities within the Peak group, beginning in 1991. Mr. Dezso also worked for NonVolatile Electronics as Vice President Business Development PC Markets and as a design engineer for E-Systems. Mr. Dezso holds a Bachelor of Science degree in electrical engineering and Masters of Business Administration degree, both from the University of Texas.

Mao Shi Khoo, Chief Operating Officer—ePAK—Mr. Khoo has been ePAK’s Chief Operating Officer since ePAK’s founding in 1999. Prior to joining the Company, Mr. Khoo served as Vice President responsible for manufacturing operations at Peak International Limited, where he was employed for 12 years. Mr. Khoo has also worked for Advanced Micro Devices and Thomson-CSF. He holds a Bachelor of Science degree in mechanical engineering from the University of Wisconsin.

Jason Lee, Senior Vice President Finance—ePAK—Mr. Lee has been with ePAK since 2001. Prior to joining the Company, Mr. Lee served as Deputy Finance Director of Henderson China Holdings and has served as Financial Controller with Magician Industries and SAS Dragon Holdings Limited. Mr. Lee also served as a manager with Ernst & Young. He is a CPA and member of the Hong Kong Society of Accountants. Mr. Lee obtained a Bachelor of Commerce degree in accounting from the University of Calgary.

Richard Brook, Executive Vice President Business Development—ePAK—Mr. Brook has been ePAK’s Executive Vice President Business Development since joining ePAK in 2002. Prior to joining the Company, Mr. Brook served as CEO of Peak International Limited where he was employed for seven years. Mr. Brook also worked as an engineering manager with Texas Instruments where he was granted two patents in the field of semiconductor materials and technology which have been highly commercialized. He holds a Bachelor of Science degree in Mechanical Engineering from the University of Saskatchewan and a Masters of Engineering Management from Southern Methodist University.

James R. Thomas, Chief Technology Officer—ePAK—Mr. Thomas has been ePAK’s Chief Technology Officer since co-founding it in 1999 and manages the development of new products and processes at ePAK. Prior to joining the Company, Mr. Thomas served as Vice President responsible for product engineering and sales at Peak International Limited where he was employed for seven years. Mr. Thomas previously worked for Texas Instruments as a semiconductor package assembly and development engineer and at Compaq Computer Corporation as an engineering project manager. Mr. Thomas holds six patents and has numerous patents pending. He holds a Bachelor of Science degree in mechanical engineering from Texas A&M University.

Jeffrey L. Blaine, Senior Vice President North Asia Sales—ePAK—Mr. Blaine has been the Executive Vice President North Asia Sales since ePAK’s inception in 1999. Prior to joining the Company, Mr. Blaine served as Vice President responsible for worldwide sales of Peak International Limited where he was employed for seven years. Mr. Blaine previously worked for Texas Instruments. He holds a Bachelor of Science Degree in electrical engineering from Kansas State University.

Chun Weng Chok, Senior Vice President South Asia Sales—ePAK—Mr. Chok serves as the Executive Vice President South Asia Sales, a position he has held since ePAK’s founding in 1999. Prior to joining the Company, Mr. Chok served as Vice President responsible for South Asia sales at Peak International Limited where he was employed for seven years.

❖ Transaction Summary

On November 13, 2007 Ascend filed a proxy and registration statement under Form S-4 regarding its planned merger with e.PAK Resources (S) Pte Ltd. In the merger, ePAK’s shareholders and certain other persons will receive approximately 8.6 million shares of the common stock of the post-transaction public company, representing approximately 50% of the outstanding common stock immediately after the acquisition, subject to adjustment as provided in the agreement. At the closing of the acquisition, Ascend will reincorporate as a Bermuda public company and acquire 100% of the outstanding capital stock of ePAK and the public company will be renamed ePAK International Ltd. It is expected that ePAK International’s common stock and warrants will trade on the NASDAQ Global Market. ePAK’s shareholders will be eligible to receive additional incentive shares post-closing based on performance hurdles shown below. At closing 100% of Ascend’s available cash in trust and 100% of the cash from the warrant conversion will be available for ePAK’s continued growth.

❖ Transaction Consideration

Shares Issued to ePAK (no cash out at close or warrant conversion)		8,601,002
Closing Stock Price (ASAQ.OB) on Dec 3, 2007		$5.65
Equity Consideration		$48,595,661
Plus: Estimated ePAK Debt	~	$7,000,000
Less: Estimated ePAK Cash	~	$(5,000,000)
Transaction Consideration		$50,595,661
Total Common Shares Outstanding Post Closing		17,167,669
Closing Stock Price (ASAQ.OB) on Dec 3, 2007		$5.65
Equity Value		$96,997,330
Plus: Estimated Debt	~	$7,000,000
Less: Estimated Cash (1)	~	$(40,000,000)
Enterprise Value		$63,997,330

EBITDA Earn-Outs

Year	EBITDA Hurdle	Enterprise Value / EBITDA	Earn-Out Shares
2008	$14,700,000	4.3x	88,525
2009	$24,300,000	2.6x	88,525
2010	$37,900,000	1.7x	88,525

			265,575

Share Price Earn-Outs (Must Occur Within 6 Months of Closing)

Share Price Hurdle	Earn-Out Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

442,625

Warrant Conversion Earn-out (ASAQW.OB)

Shares Issued Upon Warrant Conversion When Share Price >= $ 8.50	442,625
Total Potential Earn-out Shares	1,150,825

1)	ePAK estimated cash of $5,000,000 plus Ascend estimated cash of $35,000,000 cash at closing.

❖ Selected Financial Data

e.PAK Resources (S) Pte. Ltd. Consolidated Statement of Operations (Amounts expressed in US Dollars, in thousands; US GAAP)	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Net Sales	$32,818	$26,131	$36,146	$27,013
Cost of sales	(21,564)	(16,667)	(23,083)	(17,961)
Gross profit	11,254	9,464	13,063	9,052
Selling, general and administrative expenses	(8,210)	(7,102)	(9,797)	(8,027)
Research and development	(165)	(137)	(180)	(158)
Operating profit	2,879	2,225	3,086	867
Interest income	15	14	22	15
Other income	8	15	15	40
Interest expense	(351)	(236)	(354)	(156)
Other expense	(324)	(194)	(268)	(140)
Income before income taxes	2,227	1,824	2,501	626
Income tax expense	(389)	(218)	(322)	(523)
Net income	$1,838	$1,606	$2,179	$103
Accretion of convertible contingently redeemable common shares	(1,479)	(1,545)	(2,060)	(3,132)
Issuance of Series B common share warrants	—	—	—	(1,271)
Net income (loss) attributable to common shares	$359	$61	$119	(4,300)
Net income	$1,838	$1,606	$2,179	$103
Interest expense	336	222	332	141
Depreciation and amortization	2,049	1,728	2,300	1,911
Taxes	389	218	322	523
Non-cash items	424	454	617	758
Adjusted EBITDA[1]	$5,036	$4,228	$5,750	$3,436

Summary Balance Sheet Data (Amounts expressed in US Dollars, in thousands; US GAAP)	September 30, 2007	December 31,
		2006	2005
	(unaudited)
Cash and equivalents	$1,896	$3,005	$2,343
Total assets	38,016	33,523	25,601
Short-term debt	5,848	5,465	3,231
Working capital[2]	1,215	1,606	1,872
Current ratio[2]	1.06	1.09	1.15
Long-term debt	901	1,061	274
Total liabilities[2]	21,341	18,606	12,971

1	ePAK’s management uses adjusted EBITDA, a financial measure that is not calculated in accordance with US GAAP, as an important financial measure to assess the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. ePAK’s management believes that the presentation of adjusted EBITDA included in this profile provides useful information regarding ePAK’s results of operations because it assists in analyzing and benchmarking the performance and value of ePAK’s business. ePAK defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and non-cash charges including share based compensation, and provisions for bad debt and inventory. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. ePAK’s calculation of adjusted EBITDA may not be consistent with similarly titled measures of other companies.
2	Excludes amounts due to parent holding company.

Ascend Acquisition Corp.	CCG Elite Investor Relations Inc.

435 Devon Park Drive, Bldg. 400	CCG Elite Investor Relations
Wayne, PA 19087	10960 Wilshire Blvd, Suite 2050
Phone: 610-519-1336	Los Angeles, CA 90024
Don K. Rice, Chairman and CEO	Crocker Coulson, President
don@ascendgrowth.com	crocker.coulson@ccgir.com
646-213-1915
ePAK International Inc.	Or
Elaine Ketchmere, Partner
4926 Spicewood Springs, #200	310-477-9800
Austin, TX 78759	elaine.ketchmere@ccgir.com
Phone: 512-231-8083
Steve Dezso, CEO steve.dezso@epak.com

Business Risks and Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This profile may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described. Such factors include, but are not limited to, Ascend’s ability to effect a business combination, ePAK’s ability to grow future revenues and earnings, changes in demand for ePAK’s products, market acceptance of the Company’s products, changes in the laws of the People’s Republic of China that affect the Company’s operations, and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities including the prospectus and proxy statement to be filed in connection with the proposed acquisition. Ascend undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. As used herein, the “company” means the combined entities Ascend Acquisition Corporation or the continuing entity resulting from its amalgamation with a wholly owned Bermuda subsidiary and E.pak Resources (s) Pte Ltd, following the intended acquisition of ePAK by Ascend. ePAK’s financial information and data contained herein in the exhibits hereto has been prepared by ePAK as a private company, and was prepared in accordance with the published rules and regulations of the Singapore financial reporting standard and has not been audited under United States generally accepted accounting principles and may not conform to SEC regulation S-X. Accordingly, such information and data may be adjusted and presented differently in Ascend’s prospectus and proxy statement to solicit stockholder approval of the acquisition and related matters. All financial amounts presented herein and in the exhibits hereto are in US dollars unless specifically noted otherwise.

This Profile was developed by the Company, and is intended solely for informational purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy the Company’s stock. This Profile is based upon information available to the public, as well as other information from sources which management believes to be reliable, but is not guaranteed by the Company as being accurate nor does it purport to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.